EXHIBIT 99.1

FOR IMMEDIATE RELEASE

S & K FAMOUS BRANDS REPORTS PRELIMINARY FOURTH QUARTER AND YEAR END RESULTS; ANNOUNCES FILING TO DEREGISTER ITS COMMON STOCK WITH SEC

Richmond, VA, March 16, 2005 — S&K Famous Brands, Inc. (NASDAQ:SKFB; www.skmenswear.com), today announced preliminary earnings for the fourth quarter and year ended January 29, 2005. The Company also announced that it filed to voluntarily terminate the registration of its Common Stock under the Securities Exchange Act of 1934.

Financial Results

Net income for the fourth quarter ended January 29, 2005 increased 31% to $1,285,000, or $0.49 per diluted share, from net income of $982,000, or $0.37 per diluted share, in fiscal 2004. Net income for the fiscal year ended January 29, 2005 was $3.1 million, or $1.19 per diluted share, compared to net income of $2.8 million, or $1.10 per diluted share, in fiscal 2004.

Sales for the fourth quarter were up 7.6% to $54.6 million compared to $50.7 million in the prior year with same store sales up 5.6%. Sales for the year were up 7.0% to $188.6 million compared to $176.2 million in the prior year with same store sales up 4.5%.

Stewart M. Kasen, President and Chief Executive Officer, said, “We are pleased that our year-end results drove 10% growth in net income as well as 7.2% higher book value at $20.75 per share. The improved leverage of our expenses more than offset the higher cost of sales resulting from our value pricing strategy. We are encouraged with our most recent sales trend and look forward to the upcoming spring season.”

Deregistration of Common Stock

The Company voluntarily filed today to terminate the registration of the Company’s Common Stock under the Securities Exchange Act of 1934. As a result, the Company’s periodic reporting obligations under the Exchange Act were immediately suspended and the Company’s shares have ceased to be listed on the Nasdaq National Market. A registered broker-dealer has already indicated its intention to act as a market maker for the Company’s stock in the Pink Sheets.

S&K’s decision to deregister its stock was made after careful consideration by the Board of Directors of the advantages and disadvantages of continuing as a publicly-traded company. Among the factors considered by the Board were the substantial costs associated with being a public company as a result of increasing SEC and Nasdaq regulations, particularly the requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Stewart M. Kasen, President and Chief Executive Officer, said, “The increasing financial cost and commitment of management’s time to regulatory compliance have become a burden that will only increase over time. We estimate that the financial costs alone of remaining a public company would be in the range of $300,000 annually going forward. The Board of Directors believes that the Company and its shareholders will be better served by applying the financial and management resources that will be freed up by deregistering to the operation of the business and the creation of shareholder value.”

The Board of Directors took into consideration the possibility that the liquidity for the Company’s stock may be reduced and the price of its stock may decrease at least in the near term as a result of deregistration. However, the Board of Directors unanimously determined that the disadvantages of remaining a public company significantly outweighed the potential advantages.

Stuart C. Siegel, Chairman of the Board, said, “Given our small size, the thinly-traded nature of our stock and the lack of analyst coverage, we have not enjoyed many of the benefits traditionally associated with being listed on the Nasdaq National Market. The financial and administrative burdens of being a publicly-traded company have become disproportionate to the limited benefits our shareholders are receiving.”

The Company expects that the deregistration will become effective within 90 days after today’s filing of a Form 15 with the Securities and Exchange Commission. Having filed the Form 15, the Company’s obligations to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, were suspended immediately. However, the Company currently plans to provide its shareholders and the market with quarterly financial information, including annual audited financial statements, through its website. The Company will continue to hold annual meetings of its shareholders and plans to hold this year’s annual meeting in July. Although it will no longer be subject to Nasdaq and SEC requirements, the Company is committed to following good corporate governance practices, including maintaining a board with a majority of independent directors.

The Company anticipates that its stock will be quoted “over-the-counter” in the Pink Sheets, which is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its website at www.pinksheets.com. Davenport Company, LLC, a registered broker-dealer, is a sponsor of the Company’s shares in the Pink Sheets and has indicated an intention to act as a market maker. The Company anticipates, but cannot guarantee, that one or more additional broker-dealers may also become market makers in the Company’s stock.

Lease-Related Accounting Adjustments

Like numerous retailers and restaurant chains, the Company has undertaken a comprehensive review of its accounting treatment for leases and lease-related items. The Company, in consultation with its audit committee, changed its accounting practices in this area and restated its historical financial statements. The impact of the lease accounting corrections results in a $105,000 decrease in retained earnings as of January 30, 2000. The effect on net income does not exceed $0.02 per diluted share in any of the four years ended January 31, 2004.

The Company does not believe that these corrections resulted in a material restatement of the company’s financial statements for any annual or interim periods previously reported. The resulting adjustments do not affect the Company’s historical or future cash flows, the timing of payments under the related leases, or compliance with any debt covenants. Also, the corrections do not affect the Company’s financial strength or business projections for fiscal 2006 and beyond. Fiscal 2004 amounts in this press release have been presented on a restated basis.

S&K Famous Brands, Inc. is a retailer of value-price menswear operating 236 stores in 27 states reaching from the East Coast to Texas and from Maine to Florida. S&K offers a complete line of men’s apparel generally priced 20-40% below department store and specialty store regular prices. For more information, go to our website at www.skmenswear.com.

(Financial Tables Follow)

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause future events to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties include, among other things, the unknown effects of deregistration and the unpredictability of market conditions, whether any broker-dealers are willing and able to be market makers in the Company’s stock, as well as numerous operational and economic conditions, such as the competitive environment in the value-priced men’s apparel industry in general and in the Company’s specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Certain of these and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements made in this release are made only as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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S & K FAMOUS BRANDS, INC.

STATEMENTS OF INCOME

(unaudited)

($ and shares in 000s)	Three Months Ended		Year Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
Net sales	$54,562	$50,729	$188,536	$176,189
Cost of sales	30,486	28,126	104,450	95,486

Gross profit	24,076	22,603	84,086	80,703

Other costs and expenses:
Selling, general and administrative	21,081	20,091	75,406	72,280
Interest	77	101	301	458
Depreciation and amortization	814	844	3,268	3,392
Other income, net	31	(17)	61	(8)

Income before income taxes	2,073	1,584	5,050	4,581
Provision for income taxes	788	602	1,919	1,741

Net income	$1,285	$982	$3,131	$2,840

Diluted net earnings per share	$0.49	$0.37	$1.19	$1.10

Weighted average common shares outstanding plus dilutive potential common shares	2,638	2,645	2,640	2,589

Effective income tax rate	38.0%	38.0%	38.0%	38.0%

CONDENSED BALANCE SHEETS

(unaudited)

($ in 000s)	January 29, 2005	January 31, 2004
Assets:
Cash and cash equivalents	$2,492	$2,384
Inventory	53,720	48,477
Other current assets	3,922	4,388

Total current assets	60,134	55,249
Property and equipment, net	15,813	16,268
Other assets	4,597	3,994

	$80,544	$75,511

Liabilities and Shareholders’ Equity:
Accounts payable	$13,835	$13,664
Other current liabilities	6,449	5,647

Total current liabilities	20,284	19,311
Long-term debt	4,458	4,161
Other long-term liabilities	3,172	2,630
Deferred income taxes	933	1,209
Shareholders’ equity	51,697	48,200

	$80,544	$75,511

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